Scottish Re Names Hugh T. McCormick Executive Vice President, Corporate Development

HAMILTON, Bermuda--(BUSINESS WIRE)--Feb. 7, 2005--Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, announced today that Hugh T. McCormick has been named Executive Vice President of Corporate Development.

"Hugh has been an important part of the Scottish Re team since 1999 when he began working with us as outside counsel. Now, as a full-time member of our leadership team, we look forward to working closely with Hugh as we continue to grow Scottish Re's business. His vast experience in consummating transactions in the insurance industry will be a tremendous asset to the firm," said Scott Willkomm, President and Chief Executive Officer of Scottish Re.

In his capacity as Executive Vice President of Corporate Development, Mr. McCormick will have a broad mandate, involving emerging market projects and insurance related capital projects, including securitization of Regulation XXX reserves. He will also provide regulatory support, and will consult on M&A transactions and tax matters.

Prior to joining Scottish Re, Mr. McCormick was a senior partner in the New York office of LeBoeuf, Lamb, Greene & MacRae L.L.P. where he advised domestic and foreign insurance and reinsurance companies on tax, regulatory and corporate matters arising in connection with mergers and acquisitions, demutualizations, reinsurance transactions and insurance products. From 1977 to 1981 he was an attorney-advisor with the Interpretative Division of the Office of Chief Counsel of the Internal Revenue Service. Additionally, Mr. McCormick is a correspondent member of the Reinsurance Section of the Society of Actuaries, and chairs the Regulation and Tax Committee of the Section.

Mr. McCormick also regularly speaks and writes on insurance issues. From 2002 to 2004 he served as President and Chairman of the Board of Directors of the Insurance Tax Conference, Inc., and is a member of the Board of Advisors and Contributors of the Journal of Taxation of Investments. He contributed the chapter on "US Regulatory Issues" for International Life Insurance (Chancellor Publications Ltd. (UK), 2002), and is a co-author of Insurance Industry Mergers and Acquisitions, which is to be published in 2005 by the Society of Actuaries.

Mr. McCormick received a B.A. from the University of Michigan (1968), a J.D. from Rutgers University School of Law, Newark (1977), and an LL.M. (Taxation) from Georgetown University (1980).

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.


    CONTACT: Brunswick Group
             Diana Drobiner, 212-333-3810

    SOURCE: Scottish Re Group Limited